Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 1 (File No. 333-248205) of our report dated November 12, 2019, related to the consolidated financial statements of Generex Biotechnology Corporation and Subsidiaries as of July 31, 2019 and for the fiscal year then ended, which appears in this Registration Statement of Generex Biotechnology Corporation and Subsidiaries. The report for Generex Biotechnology Corporation and Subsidiaries includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

Edison, New Jersey

September 9, 2020